EXHIBIT 99.1

                     THOMASVILLE BANCSHARES, INC.
                         THOMASVILLE, GEORGIA

                  CONSOLIDATED FINANCIAL STATEMENTS
                         FOR THE YEARS ENDED
                     DECEMBER 31, 2003 AND 2002



                          TABLE OF CONTENTS
                          -----------------

REPORT OF INDEPENDENT ACCOUNTANTS                                         1

CONSOLIDATED FINANCIAL STATEMENTS

     Consolidated Balance Sheets                                          2

     Consolidated Statements of Income                                    3

     Consolidated Statements of Changes in Shareholders' Equity           4

     Consolidated Statements of Cash Flows                                5

     Notes to Consolidated Financial Statements                           6



                         [LETTERHEAD OF FRANCIS & CO., CPAS]



                          REPORT OF INDEPENDENT ACCOUNTANTS
                          ---------------------------------



Board of Directors and Shareholders
Thomasville Bancshares, Inc.
Thomasville, Georgia

     We have audited the accompanying consolidated balance sheets of Thomasville Bancshares, Inc., (the "Company"), and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thomasville Bancshares, Inc., and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.


/S/ Francis & Co., CPAs

Atlanta, Georgia
March 6, 2004



                         THOMASVILLE BANCSHARES, INC.
                             THOMASVILLE, GEORGIA
                         Consolidated Balance Sheets


                                                  As of December 31,
                                          ----------------------------------
                                               2003                 2002
                                          -------------        -------------
ASSETS
------
Cash and due from banks                   $   6,142,076        $  11,827,153
Federal funds sold, net                         389,703            1,714,481
                                           ------------         ------------
  Total cash and cash equivalents         $   6,531,779        $  13,541,634
Securities:
 Available-for-sale at fair value             9,410,892            7,658,460
Loans, net                                  179,749,910          154,899,944
Property and equipment, net                   4,281,826            4,168,044
Goodwill                                      3,417,259            3,417,259
Other assets                                  2,098,506            1,703,006
                                           ------------         ------------
  Total Assets                            $ 205,490,172        $ 185,388,347
                                           ============         ============

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Liabilities:
 Deposits
  Non-interest bearing deposits           $  21,993,126        $  22,324,716
  Interest bearing deposits                 143,506,633          131,595,672
                                           ------------         ------------
       Total deposits                     $ 165,499,759        $ 153,920,388
Federal funds purchased                       2,264,000              -  -
Borrowings                                   19,893,654           15,150,845
Other liabilities                               531,253              608,374
                                           ------------         ------------
  Total Liabilities                       $ 188,188,666        $ 169,679,607
                                           ------------         ------------

Commitments and Contingencies

Shareholders' Equity:
 Common stock, 1.00 par value, 10,000,000
 shares authorized; 1,467,038 (2003) and
 1,443,558 (2002) shares issued
 and outstanding                          $   1,467,038        $   1,443,558
Paid-in-capital                               9,082,318            8,761,714
Retained earnings                             6,759,183            5,452,079
Accumulated other comprehensive income           (7,033)              51,389
                                           ------------         ------------
   Total Shareholders' Equity             $  17,301,506        $  15,708,740
                                           ------------         ------------
   Total Liabilities
    and Shareholders' Equity              $ 205,490,172        $ 185,388,347
                                           ============         ============


           Refer to notes to the consolidated financial statements.




                          THOMASVILLE BANCSHARES, INC.
                             THOMASVILLE, GEORGIA
                        CONSOLIDATED STATEMENTS OF INCOME

                                          For the Years Ended December 31,
                                      ----------------------------------------
Interest Income:                          2003          2002          2001
---------------                           ----          ----          ----
 Interest and fees on loans           $ 10,090,619  $  9,627,721  $  9,760,452
 Interest on investment securities         298,329       403,476       588,166
 Interest on federal funds sold             55,557        77,899       190,606
                                      ------------  ------------  ------------
    Total interest income             $ 10,444,505  $ 10,109,096  $ 10,539,224

Interest Expense:
----------------
 Interest on deposits and borrowings     3,573,702     4,245,679     5,208,018
                                      ------------  ------------  ------------
Net interest income                   $  6,870,803  $  5,863,417  $  5,331,206
Provision for possible loan losses         420,000       240,000       415,000
                                      ------------  ------------  ------------
Net interest income after provision
 for possible loan losses             $  6,450,803  $  5,623,417  $  4,916,206
                                      ------------  ------------  ------------
Other Income:
------------
 Fees, money management               $    918,069  $    496,420  $     -  -
 Service fees on deposit accounts          662,128       541,302       547,325
 Miscellaneous, other                      494,409       328,228       263,002
                                      ------------  ------------  ------------
     Total other income               $  2,074,606  $  1,365,950  $    810,327
                                      ------------  ------------  ------------
Other Expenses:
--------------
  Salaries and benefits               $  3,034,607  $  2,260,889  $  1,711,444
  Data processing and ATM                  193,374       201,463       157,617
  Advertising and public relations         242,983       203,889       136,623
  Depreciation and amortization            430,461       352,509       298,327
  Professional fees                        290,735       293,313       136,623
  Other operating expenses               1,307,236     1,076,689       753,452
                                      ------------  ------------  ------------
     Total other expenses             $  5,499,396  $  4,388,752  $  3,194,086
                                      ------------  ------------  ------------
Income before income tax              $  3,026,013  $  2,600,615  $  2,532,447
Income tax                               1,069,308       843,647       850,420
                                      ------------  ------------  ------------
Net income                            $  1,956,705  $  1,756,968  $  1,682,027
                                      ============  ============  ============

Basic earnings per share              $       1.36  $       1.23  $       1.21
                                      ============  ============  ============
Diluted earnings per share            $       1.35  $       1.19  $       1.16
                                      ============  ============  ============

Weighted average number of
shares outstanding:
     Basic                               1,443,830     1,433,866     1,395,000
                                      ============  ============  ============
     Diluted                             1,446,081     1,480,223     1,447,372
                                      ============  ============  ============


           Refer to notes to the consolidated financial statements.




                          THOMASVILLE BANCSHARES, INC.
                              THOMASVILLE, GEORGIA
              CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003


                                                       Accumulated
                                                          Other
                 Common Stock        Paid                Compre-
              ------------------     -in-      Retained  hensive
              Shares   Par Value    Capital    Earnings  Income      Total
              ------   ---------    -------    --------  ------      -----

Balance,
 December 31,
 2000        1,395,000 $1,395,000 $8,112,061 $3,071,334 $   1,853  $12,580,248
             ---------  ---------  ---------  ---------  --------   ----------
Comprehensive income:
 Net income,
  2001          --          --         --     1,682,027     --       1,682,027
 Net unrealized
  gain,
  securities    --          --         --        --        26,241       26,241
             ---------  ---------  ---------  ---------  --------   ----------
Total
 comprehensive
 income         --          --         --     1,682,027    26,241    1,708,268

Stock options,
  restricted
  stock         --          --        88,847     --        --           88,847

Dividends
 paid            --         --         --      (488,250)    --        (488,250)
             ---------  ---------  ---------  ---------  --------   ----------
Balance,
 December 31,
 2001        1,395,000 $1,395,000 $8,200,908 $4,265,111 $  28,094  $13,889,113
             ---------  ---------  ---------  ---------  --------   ----------

Comprehensive income:
 Net income,
  2002          --          --         --     1,756,968     --       1,756,968
 Net unrealized
  gain,
  securities    --          --         --        --        23,295       23,295
             ---------  ---------  ---------  ---------  --------   ----------
Total
 comprehensive
 income         --          --         --     1,756,968    23,295    1,780,263

Stock options,
  restricted
  stock         --          --        88,204     --        --           88,204

Purchase of
 stock         (36,442)   (36,442)  (692,398)    --        --         (728,840)

Sale of
 treasury
 stock          36,442     36,442    692,398     --        --          728,840

Exercise of
 options        30,000     30,000    120,000     --        --          150,000

Issuance of
 stock          18,558     18,558    352,602     --        --          371,160

Dividends
 paid            --         --         --      (570,000)    --        (570,000)
             ---------  ---------  ---------  ---------  --------   ----------
Balance,
 December 31,
 2002        1,443,558 $1,443,558 $8,761,714 $5,452,079 $  51,389  $15,708,740
             ---------  ---------  ---------  ---------  --------   ----------

Comprehensive income:
 Net income,
  2003          --          --         --     1,956,705     --       1,956,705
 Net unrealized
  (loss),
  securities    --          --         --        --       (58,422)     (58,422)
             ---------  ---------  ---------  ---------  --------   ----------
Total
 comprehensive
 income         --          --         --     1,956,705   (58,422)   1,898,283

Issuance
 of stock       23,480     23,480    216,654     --        --          240,134

Restricted
  stock         --          --       103,950     --        --          103,950

Dividends
 paid            --         --         --      (649,601)    --        (649,601)
             ---------  ---------  ---------  ---------  --------   ----------
Balance,
 December 31,
 2003        1,467,038 $1,467,038 $9,082,318 $6,759,183 $  (7,033) $17,301,506
             =========  =========  =========  =========  ========   ==========


              Refer to notes to the consolidated financial statements.




                          THOMASVILLE BANCSHARES, INC.
                             THOMASVILLE, GEORGIA
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          For the Years Ended December 31,
                                      ----------------------------------------
Cash flows from operating activities:     2003          2002          2001
------------------------------------      ----          ----          ----
  Net income                          $  1,956,705  $  1,756,968  $  1,682,027
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
      Provisions for loan losses           420,000       240,000       415,000
      Depreciation                         430,461       352,509       298,327
      Net (accretion), securities          (62,592)      110,383       (78,208)
      Deferred asset                       103,950        88,204        88,847
  (Increase) in receivables
   and other assets                       (395,500)     (180,223)      142,270
  Increase in payables
   and other liabilities                 2,186,879       (57,832)       32,585
                                      ------------  ------------  ------------
Net cash provided by
  operating activities                $  4,639,903  $  2,310,009  $  2,580,848
                                      ------------  ------------  ------------

Cash flows from investing activities:
------------------------------------
   Purchase of equity, JPC            $     -  -    $    (79,066) $     -  -
   Purchase of subsidiary, goodwill         -  -      (3,417,259)       -  -
   Purchase of securities, AFS          (7,028,262)   (6,131,320)  (12,394,650)
   Maturity and calls
     of securities, AFS                  5,280,000     5,600,000    17,000,000

   Decrease in other
     real estate owned                     -  -           -  -         137,844
   (Increase) in loans, net            (25,269,966)  (20,804,205)  (27,632,273)
   Purchase of premises
     and equipment                        (544,243)     (825,739)     (558,716)
                                      ------------  ------------  ------------
Net cash used in investing activities $(27,562,471) $(25,657,589) $(23,447,795)
                                      ------------  ------------  ------------

Cash flows from financing activities:
------------------------------------
   Exercise of stock options          $    165,000  $    150,000  $    -  -
   Issuance of stock                        75,134       371,160       -  -
   Increase in deposits                 11,579,371    21,207,331    6,819,262
   Increase in borrowed funds            4,742,809     9,150,845    4,000,000
   Dividends paid                         (649,601)     (570,000)    (488,250)
                                      ------------  ------------  ------------
Net cash provided
   by financing activities            $ 15,912,713  $ 30,309,336  $ 10,331,012
                                      ------------  ------------  ------------

Net increase/(decrease) in cash
   and cash equivalents               $ (7,009,855) $  6,961,756  $(10,535,935)
Cash and cash equivalents,
    beginning of period                 13,541,634     6,579,878    17,115,813
                                      ------------  ------------  ------------
Cash and cash equivalents, end period $  6,531,779  $ 13,541,634  $  6,579,878
                                      ============  ============  ============

Supplemental Information:

Income taxes paid                     $  1,038,778  $    820,617  $    843,500
                                      ============  ============  ============

Interest paid                         $  3,627,448  $  4,409,382  $  5,160,637
                                      ============  ============  ============

             Refer to notes to the consolidated financial statements




                         THOMASVILLE BANCSHARES, INC.
                             THOMASVILLE, GEORGIA
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2003 AND 2002


NOTE 1 - ORGANIZATION OF THE BUSINESS

     Thomasville Bancshares, Inc., Thomasville, Georgia (the "Company") was organized in January, 1995 to serve as a holding company for a proposed de novo bank, Thomasville National Bank, Thomasville, Georgia (the "Bank"). The Company commenced banking operations on October 2, 1995. The Bank is primarily engaged in the business of obtaining deposits and providing commercial consumer and real estate loans to the general public. The Bank operates out of two banking offices, both in Thomasville, Georgia. The Bank's deposits are each insured up to $100,000 by the Federal Deposit Insurance Corporation (the "FDIC") subject to certain limitations imposed by the FDIC. In 2001, the Bank formed a subsidiary, TNB Financial Services, Inc. (the "TNBF"). TNBF commenced operations in early 2002 by providing financial services, such as financial planning, investments, trusts, wills and estates. In mid 2002, the Company acquired Joseph Parker & Co., Inc. (the "JPC"), a well established local money management firm with approximately $200 million under management. Following the acquisition, JPC became a wholly-owned subsidiary of the Company.


NOTE 2 - SUMMARY OF  SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION AND RECLASSIFICATION. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior years' amounts have been reclassified to conform to the current year presentation. Such reclassifications had no impact on net income or shareholders' equity.

     BASIS OF ACCOUNTING. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States and to general practices in the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and income and expenses during the reporting periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for possible loan losses and the valuation of real estate acquired in connection with foreclosure proceedings.

     CASH AND DUE FROM BANKS. The Company maintains deposit relationships with other banks which deposits amounts, at times, may exceed federally insured limits. The Company has not experienced any material loss from such deposit relationships.

     INVESTMENT SECURITIES. Investment securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Investment securities held for current resale are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings. Investment securities not classified either as securities held-to-maturity or trading securities are classified as available-for-sale. Generally, in the available-for-sale category are securities that are held to meet investment objectives such as interest rate risk, liquidity management and asset-liability management strategies among others. Available-for-sale securities are reported at fair market with unrealized holding gains and losses reported in a separate component of accumulated other comprehensive income, net of applicable deferred income taxes. The classification of investment securities as held-to-maturity, trading or available-for-sale is determined at the date of purchase.

     Realized gains and losses from sales of investment securities are determined based upon the specific identification method. Premiums and discounts are recognized in interest income using the level-yield method over the period to maturity.

     Management periodically evaluates investment securities for other than temporary declines in value and records losses, if any, through an adjustment to earnings.

     LOANS, INTEREST AND FEE INCOME ON LOANS. Loans are reported at their outstanding principal balance adjusted for charge-off, unearned discount, unamortized loan fees and the allowance for possible loan losses. Interest income is recognized over the term of the loan based on the principal amount outstanding. Non-refundable loan fees are taken into income to the extent they represent the direct cost of initiating a loan; the amount in excess of direct costs is deferred and amortized over the expected life of the loan.

     Impaired loans are loans that based upon current information, it is deemed probable that the Company will be unable to collect all amounts due according to the contractual terms of the agreement. Impaired loans may include accruing as well as non-accruing loans. Accounting standards require impaired loans to be measured based on: (a) the present value of expected future cash flows discounted at the loan's original effective interest rate; or (b) the loan's observable market price; or (c) the fair value of the collateral if the loan is collateral dependent.

     Accrual of interest on loans is discontinued either when (i) reasonable doubt exists as to the full or timely collection of interest or principal,
(ii) a loan becomes contractually past due by 90 days or more with respect to interest or principal, or (iii) the terms of the loan have been renegotiated due to a serious weakening of the borrower's financial condition. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income, and the loan is accounted for on the cash or cost recovery method. Loans are returned to accruing status only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Restructured loans are those loans on which concessions in terms have been granted because of the borrower's financial or legal difficulties. Interest is generally accrued on such loans in accordance with the renegotiated terms.

     ALLOWANCE FOR POSSIBLE LOAN LOSSES.   The allowance for possible loan
losses (the "Allowance") represents management's estimate of probable losses inherent in the loan portfolio. The Allowance is established through provisions charged to operations. Loans deemed to be uncollectible are charged against the Allowance, and subsequent recoveries, if any, are credited to the Allowance.
The adequacy of the Allowance is based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy of underlying collateral, changes in the nature and volume of the loan portfolio, review of specific problem loans, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. The evaluation for the adequacy of the Allowance is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's Allowance. Such agencies may require the Company to recognize additions to the Allowance based on their judgments about information available to them at the time of their examination.

     PROPERTY AND EQUIPMENT. Building, furniture, and equipment are stated at cost, net of accumulated depreciation. Land is carried at cost. Depreciation is computed using the straight line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in operations. The Company had no capitalized lease obligations at December 31, 2003 and 2002.

     OTHER REAL ESTATE. Other real estate represents property acquired by the Company in satisfaction of a loan. Other real estate is carried at the lower of: (i) cost; or (ii) fair value less estimated selling costs. Fair value is determined on the basis of current appraisals, comparable sales and other estimates of value obtained principally from independent sources. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is treated as a loan loss and charged against the allowance for loan losses. Gain or loss on the sale of the property and any subsequent adjustments to reflect changes in fair value of the property are reflected in the income statement. Recoverable costs relating to the development and improvement of the property are capitalized whereas routine holding costs are charged to expense.

     INCOME TAXES. Deferred income taxes (included in other assets) are provided for temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements at the statutory tax rate. The components of other comprehensive income included in the consolidated statements of shareholders' equity have been computed based upon a 34% effective tax rate.

     CASH AND CASH EQUIVALENTS. For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased or sold for one day periods. The cash equivalents are readily convertible to known amounts of cash and present insignificant risk of changes in value due to maturity dates of 90 days or less.

     OPERATING SEGMENTS. The Company's business activities are currently confined to two segments: (i) community/urban banking, including traditional banking services (through the Bank) and other enhanced services, such as financial planning, investments, trusts (through TNBF), and; (ii) money management services (through JPC).

     INCOME PER SHARE. Basic income per share is determined by dividing net income by the weighted-average number of common shares outstanding. Diluted income per share is determined by dividing net income by the weighted average number of common shares outstanding increased by the number of common shares that would be issued assuming the exercise of stock options. This also assumes that only options with an exercise price below the existing market price will be exercised. In computing net income per share, the Company uses the treasury stock method.

     TRUST AND MONEY MANAGEMENT ASSETS AND INCOME. Property and funds held by the Company and its subsidiaries in a fiduciary or other capacity for the benefit of its customers are not included in the accompanying consolidated financial statements since such items are not assets of the Company. Income earned from fees charged against trust assets, including money management services, are recognized in the Company's consolidated income statements.

     STOCK-BASED COMPENSATION. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and related interpretations, in accounting for its employee stock options rather than the alternative fair value accounting allowed by SFAS No. 123, "Accounting for Stock-Based Compensation." APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro-forma disclosure of the impact of applying the fair value method of SFAS No. 123.

     The following is a reconciliation of reported and pro-forma net income and net income per share for the periods below:

                                                Year Ended December 31,
                                        ------------------------------------
                                            2003         2002         2001
                                            ----         ----         ----

   Net income, as reported              $1,956,705   $1,756,968   $1,682,027
   Stock-based compensation expense          5,899        7,597       11,669
                                         ---------    ---------    ---------
   Pro-forma (fair value) net income    $1,950,806   $1,749,371   $1,670,358
                                         =========    =========    =========
   Basic income per share:
   As reported                          $     1.36   $     1.23   $     1.21
                                         =========    =========    =========
   Pro-forma                            $     1.35   $     1.22   $     1.20
                                         =========    =========    =========

   Diluted income per share:
   As reported                          $     1.35   $     1.19   $     1.16
                                         =========    =========    =========
   Pro-forma                            $     1.35   $     1.18   $     1.15
                                         =========    =========    =========

   Pro-forma value of option            $     3.00   $    N/A     $     7.70
                                         =========    =========    =========

     The pro-forma (fair value) was estimated at the date of grant using the Black-Scholes option pricing model ("BLSC Model"). Note, however, that no options were granted during calendar year 2002. BLSC Model requires the input of highly subjective assumptions, including the expected stock price volatility, and risk-free interest rates. Since changes in the subjective assumptions can materially affect the fair value estimate, in management's opinion, existing models (such as the BLSC Model) do not necessarily provide a reliable single measure of the fair value of the Company's options.

     Below are details concerning the input assumptions utilized in conjunction with BLSC Model to produce the estimates for pro-forma (fair value) income for the periods below.

                                                Year Ended December 31,
                                        ------------------------------------
                                            2003         2002         2001
                                            ----         ----         ----
     Risk-free interest rate                3.95%        3.96%        5.0%
     Dividend yield                         2.1 %        2.0 %        2.3%
     Volatility factor                     15.5 %       23.0 %       18.8%
     Weighted average life of option       10 yrs       10 yrs       10 yrs

     GOODWILL AND OTHER INTANGIBLES. Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired in business combinations. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", ("SFAS No. 142") and, on October 1, 2002, adopted Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions" ("SFAS No. 147"), which applies specifically to branch purchases that qualify as business combinations. Under SFAS No. 142 and No. 147, goodwill is no longer amortized but is subject to an annual impairment test. Under SFAS No. 142, the goodwill impairment assessment is performed at least annually. Based upon this assessment of the fair value of the reporting unit, the Company concluded the recorded value of goodwill was not impaired as of December 31, 2003.

     RECENT ACCOUNTING PRONOUNCEMENTS. In January 2003, the Financial Accounting Standards Board ("FASB") issued Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (the Interpretation), FASB Interpretation No. 46 ("FIN 46"). The purpose of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interest in an entity will need to consolidate that entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and or receive a majority of the VIE's expected residual returns, if they occur. As of December 31, 2003, management believes that the Company does not have any VIE's which would be consolidated under the provisions of FIN 46.

     In December 2003, the FASB issued a revision of FIN 46. The Revised Interpretation codifies both the proposed modifications and other decisions previously issued through certain FASB Staff Positions (FSPs) and supersedes the original Interpretation to include: (1) deferring the effective date of the Interpretation's provisions for certain variable interests, (2) providing additional scope exceptions for certain other variable interests, (3) clarifying the impact of troubled debt restructurings on the requirement to reconsider
(a) whether an entity is a VIE or (b) which party is the primary beneficiary of a VIE, and (4) revising Appendix B of the Interpretation to provide additional guidance on what constitutes a variable interest. The revised Interpretation is effective for financial statements of periods ending after March 15, 2004.

     Adoption of the revised FIN 46 will not have an adverse effect on the Company's financial position, results of operations, or liquidity.

     SFAS NO. 149 "AMENDMENT OF STATEMENT 133 ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES." In April 2003, the FASB issued SFAS No. 149, which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," resulting in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and should be applied prospectively. Adoption of SFAS No. 149 will not have a material impact on the Company's financial position, results of operations or liquidity.

     SFAS NO. 150 "ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY." In May 2003, the FASB issued SFAS No. 150, which establishes standards for how certain financial instruments with characteristics of both liabilities and equity should be measured and classified. Certain financial instruments with characteristics of both liabilities and equity will be required to be classified as a liability. This statement is effective for financial instruments entered into or modified after May 31, 2003, and July 1, 2003 for all other financial instruments with the exception of existing mandatorily redeemable financial instruments issued by limited life subsidiaries that have been indefinitely deferred from the scope of the statements. The Company does not believe the adoption of SFAS 150 will have a material impact on the Company's financial position, results of operations or liquidity.

     STATEMENT OF POSITION 03-3 ("SOP 03-3"): "ACCOUNTING FOR CERTAIN LOANS OR DEBT SECURITIES ACQUIRED IN A TRANSFER." In December 2003, the American Institute of Certified Public Accountants ("AICPA") issued SOP 03-3. SOP 03-3 requires loans acquired through a transfer, such as a business combination, where there are differences in expected cash flows and contractual cash flows due in part to credit quality be recognized at their fair value. The excess of contractual cash flows over expected cash flows is not to be recognized as an adjustment of yield, loss accrual, or valuation allowance. Valuation allowances cannot be created nor "carried over" in the initial accounting for loans acquired in a transfer on loans subject to SFAS 114, "Accounting by Creditors for Impairment of a Loan." This SOP is effective for loans acquired after December 31, 2004, with early adoption encouraged. The Company does not believe the adoption of SOP 03-3 will have a material impact on the Company's financial position, results of operations or liquidity.

     In December 2003, the FASB issued a revision of SFAS No. 132, Employer's Disclosures about Pensions and Other Postretirement Benefits. Most of the provisions of the revised statements are effective for fiscal years ending after December 15, 2003. The Statement requires more detailed disclosures about plan assets, investment strategies, benefit obligations, cash flows, and the assumptions used in accounting for the plans. Adoption of the revision to SFAS No. 132 will not have a material impact on the Company's financial position, results of operations or liquidity.

     On December 11, 2003, the SEC Staff announced its intention to release a Staff Accounting Bulletin in order to clarify existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments, subject to Derivative Implementation Group Issue C-13, When a Loan Commitment is included in Scope of Statement 133. The new guidance is expected to require all registrants to begin accounting for these commitments subject to SFAS No. 133 as written options that would be reported as liabilities until they are exercised or expire. The provisions of this guidance are expected to be effective for loan commitments entered into after March 31, 2004. Management intends to adopt the provisions of this guidance effective April 1, 2004 and does not anticipate that the adoption will have a materially adverse effect on the Company's financial position, results of operations or liquidity.


NOTE 3 - FEDERAL FUNDS SOLD

     The Bank is required to maintain legal cash reserves computed by applying prescribed percentages to its various types of deposits. When the Bank's cash reserves are in excess of the required amount, the Bank may lend the excess to other banks on a daily basis. At December 31, 2003, the Bank was a net buyer in the federal funds market, while it was a net seller at December 31, 2002. Below is pertinent information:

                                                       December 31,
                                               -----------------------------
                                                    2003            2002
                                                    ----            ----
     Federal funds sold                          $  389,703      $1,714,481
     Federal funds purchased                     (2,264,000)         -  -
                                                 ----------       ---------
     Federal funds sold, net                    $(1,874,297)     $1,714,481
                                                 ==========       =========


NOTE 4 - SECURITIES AVAILABLE-FOR-SALE

     The amortized costs and estimated market values of securities available-for-sale as of December 31, 2003 follow:

                                             Gross
                                           Unrealized
                          Amortized        ----------         Estimated
Description                  Costs       Gains    Losses    Market Values
-----------               -----------    -----    ------    -------------
U.S. Treasury            $  7,701,553  $ 25,806  $(36,463)  $  7,690,896
GA Tax-Credit Fund            399,996     -  -      -  -         399,996
Corporate equity              240,000     -  -      -  -         240,000
FRB, FHLB stock             1,080,000     -  -      -  -       1,080,000
                         ------------  --------  --------   ------------
   Total securities      $  9,421,549  $ 25,806  $(36,463)  $  9,410,892
                         ============  ========  ========   ============

     All national banks are required to hold FRB stock and all members of the Federal Home Loan Bank are required to hold FHLB stock. Since no ready market exists for either stock, both FRB and FHLB stocks are reported at cost.

     The amortized costs and estimated market values of securities available-for-sale as of December 31, 2002 follow:

                                             Gross
                                           Unrealized
                          Amortized        ----------         Estimated
Description                  Costs       Gains    Losses    Market Values
-----------               -----------    -----    ------    -------------
U.S. Treasury            $  6,050,600  $ 77,860  $  -  -    $  6,128,460
GA Tax-Credit Fund            450,000     -  -      -  -         450,000
Corporate equity              240,000     -  -      -  -         240,000
FRB, FHLB stock               840,000     -  -      -  -         840,000
                         ------------  --------  --------   ------------
   Total securities      $  7,580,600  $ 77,860  $  -  -    $  7,658,460
                         ============  ========  ========   ============

     The amortized costs and estimated market values of securities available-for-sale at December 31, 2003, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Amortized         Estimated
                                           Costs         Market Values
                                        -----------      -------------
      Due in one year or less           $ 2,345,721      $ 2,364,464
      Due after one through five years    3,955,832        3,919,369
      Due after five through ten years    1,799,996        1,807,059
      FRB, FHLB, corporate equity
       (no maturity)                      1,320,000        1,320,000
                                        -----------      -----------
          Total securities              $ 9,421,549      $ 9,410,892
                                        ===========      ===========

     There were no sales of securities during the calendar years 2003, 2002, and 2001. As of December 31, 2003 and 2002, securities with aggregate par values of $4,657,000 and $4,125,000, respectively, were pledged to secure public funds, repurchase agreements and for other purposes required or permitted by law.


NOTE 5 - LOANS

     The composition of net loans by major loan category, as of December 31, 2003 and 2002, follows:

                                                        December 31,
                                              -----------------------------
                                                   2003            2002
                                                   ----            ----
	Commercial, financial, agricultural     $  43,178,890   $  34,841,078
	Real estate - construction                  9,834,263      11,587,729
	Real estate - mortgage                    117,166,686     101,045,677
	Installment                                11,530,893       9,147,557
                                              -------------   -------------
	Loans, gross                            $ 181,710,732   $ 156,622,041
	Deduct:
	 Allowance for loan losses                 (1,960,822)     (1,722,097)
                                              -------------   -------------
	    Loans, net                          $ 179,749,910   $ 154,899,944
                                              =============   =============

     The Company considers impaired loans to include all restructured loans, loans on which the accrual of interest has been discontinued, loans that are not performing in accordance with agreed upon terms, and all other loans that are performing according to the loan agreement but may have substantive indication of potential credit weakness. At December 31, 2003 and 2002, the total recorded investment in impaired loans, all of which had allowances determined in accordance with FASB Statements No. 114 and No. 118, amounted to approximately $2,922,261 and $3,650,260, respectively. The average recorded investment in impaired loans amounted to approximately $3,332,748 and $4,329,882 for the years ended December 31, 2003 and 2002, respectively. The Allowance related to impaired loans amounted to approximately $340,885 and $320,451 at December 31, 2003 and 2002, respectively. The balance of the Allowance in excess of the above specific reserves is available to absorb the inherent losses of all other loans. Interest income recognized on impaired loans for the years ended December 31, 2003 and 2002 amounted to $184,326 and $269,985, respectively. The amount of interest recognized on impaired loans using the cash method of accounting was not material for the years ended December 31, 2003 and 2002. Loans on non-accrual status at December 31, 2003 and 2002 had outstanding balances of $105,752 and $188,122, respectively. Interest recognized on non-accruing loans at December 31, 2003 and 2002 was $4,228 and $8,112, respectively. The company has no commitments to lend additional funds to borrowers whose loans have been modified.


NOTE 6 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

     The allowance for possible loan losses is a valuation reserve available to absorb future loan charge-offs. The Allowance is increased by provisions charged to operating expenses and by recoveries of loans which were previously written-off. The Allowance is decreased by the aggregate loan balances, if any, which were deemed uncollectible during the year.

     Individual consumer loans are predominantly undersecured, and the allowance for possible losses associated with these loans has been established accordingly. The majority of the non-consumer loan categories are generally secured by real-estate, receivables, inventory, machinery, equipment, or financial instruments. The amount of collateral obtained is based upon management's evaluation of the borrower.

     Activity within the Allowance account for the years ended December 31, 2003, 2002 and 2001 follows:

                                           Years ended December 31,
                                   -------------------------------------
                                        2003         2002         2001
                                        ----         ----         ----
Balance, beginning of year         $ 1,722,097  $ 1,564,769  $ 1,365,057
Add:  Provision for loan losses        420,000      240,000      415,000
Add:  Recoveries of previously
      charged off amounts               10,658       61,989       15,690
                                   -----------  -----------  -----------
   Total                           $ 2,152,755  $ 1,866,758  $ 1,795,747
Deduct: Amount charged-off            (191,933)    (144,661)    (230,978)
                                   -----------  -----------  -----------
Balance, end of year               $ 1,960,822  $ 1,722,097  $ 1,564,769
                                   ===========  ===========  ===========


NOTE 7 - PROPERTY AND EQUIPMENT

     Buildings, furniture and equipment are stated at cost less accumulated depreciation. Components of property and equipment included in the consolidated balance sheets at December 31, 2003 and 2002 follow:

                                                   December 31,
                                            -------------------------
                                                2003          2002
                                                ----          ----
	Land                                  $   943,862   $   943,862
	Buildings                               2,698,214     2,596,818
	Furniture, equipment                    2,389,622     1,961,866
	Construction in progress                   16,399         1,308
                                            -----------   -----------
	  Property and equipment, gross       $ 6,048,097   $ 5,503,854
	Deduct:
	 Accumulated depreciation              (1,766,271)   (1,335,810)
                                            -----------   -----------
	    Property and equipment, net       $ 4,281,826   $ 4,168,044
                                            ===========   ===========

     Depreciation expense for the years ended December 31, 2003, 2002 and 2001 amounted to $430,461, $352,509 and $298,327, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

               Type of Asset        Life in Years  Depreciation Method
               -------------        -------------  -------------------
         Furniture and equipment       3 to 7        Straight-line
         Building                        39          Straight-line

     As of December 31, 2003, management had no plans for significant capital expenditures in the foreseeable future.


NOTE 8 - COMMITMENTS AND CONTINGENCIES

     In the normal course of business, there are various outstanding commitments to extend credit in the form of unused loan commitments and standby letters of credit that are not reflected in the consolidated financial statements. Since commitments may expire without being exercised, these amounts do not necessarily represent future funding requirements. The Company uses the same credit and collateral policies in making commitments as those it uses in making loans.

     At December 31, 2003 and 2002, the Company had unused loan commitments of approximately $21.2 million and $17.6 million, respectively. Additionally, standby letters of credit of approximately $2,732,500 and $988,000 were outstanding at December 31, 2003 and 2002, respectively. The majority of these commitments are collateralized by various assets. No material losses are anticipated as a result of these transactions.

     The Company and its subsidiaries are subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company and its subsidiary.

     Please refer to Note 14 concerning stock options earned by directors and executive officers.


NOTE 9 - BORROWINGS

     Borrowings from FHLB totaled $16,775,000 and $12,000,000 at December 31, 2003 and 2002, respectively. Below are additional details concerning these borrowings:

                                              First
         Outstanding Borrowings              Possible
               December 31,                  Interest
           ------------------               Adjustment   Principal  Maturity
            2003          2002     Rate    or Call Date  Amortizing   Date
            ----          ----     ----  --------------- ----------   ----
        $ 2,775,000   $    -  -    4.08%       N/A         Yes      3-19-2013
          1,000,000     1,000,000  5.26%    4-21-2004       No      4-21-2009
             -  -       1,000,000  4.41%       N/A          No      8-25-2003
          1,000,000     1,000,000  3.33%       N/A          No      9-06-2011
          2,000,000     2,000,000  4.70%    9-14-2006       No      9-14-2011
          1,000,000     1,000,000  5.13%       N/A          No      1-22-2007
          1,000,000     1,000,000  4.80%       N/A          No      1-23-2006
          1,000,000     1,000,000  4.27%       N/A          No      1-24-2005
             -  -       1,000,000  2.53%       N/A          No      1-22-2003
          1,000,000     1,000,000  4.62%       N/A          No      5-16-2005
             -  -       1,000,000  2.91%       N/A          No      5-14-2003
          1,000,000     1,000,000  3.81%       N/A          No     11-19-2007
          1,000,000        -  -    2.35%       N/A          No     11-21-2005
          1,000,000        -  -    1.74%       N/A          No     11-19-2004
          1,000,000        -  -    1.83%       N/A          No     12-04-2004
          1,000,000        -  -    2.21%       N/A          No      6-04-2005
          1,000,000        -  -    2.57%       N/A          No     12-04-2005
         ----------    ----------  -----    ---------      ---      ---------
Total   $16,775,000   $12,000,000   N/A        N/A         N/A         N/A
         ==========    ==========  =====    =========      ===      =========

     FHLB has the option to convert two of the above advances into other adjustable instruments or demand full payment on the adjustment date indicated above. These particular advances have an adjustment or call date. At December 31, 2003 and 2002, the above borrowings were secured by a blanket lien on all residential first mortgages held by the Bank. At December 31, 2003 and 2002, the balance on the above mortgages amounted to approximately $56.1 million and $47.7 million, respectively. In addition, the above borrowings were also secured by FHLB stock carried on the Company's balance sheets at $840,000 and $600,000 at December 31, 2003 and 2002, respectively. Interest expense incurred on FHLB borrowings for the calendar years 2003 and 2002 amounted to $573,590 and $461,788, respectively.

     On June 27, 2002, the Company executed, under a twelve-year line of credit agreement (the "LOC"), a $4.0 million loan with an unrelated financial institution. For the initial two years, only quarterly interest payments are required; thereafter, a 10% annual principal reduction, together with quarterly interest payments are required by the lender. The LOC carries a rate of prime less 1%, and it is secured by the Bank's common stock. The LOC includes several positive and negative covenants that, in effect, protect the lender in the event the Company experiences financial reversals. At December 31, 2003 and 2002, the principal balance outstanding on the above LOC was $2,728,840, and for the year ended December 31, 2003 and 2002, the Company incurred $89,540 and $41,108, respectively, in interest expense relating to the above LOC.

     Prior to the Company's acquisition of JPC, JPC incurred a long-term liability which remained on the books following the acquisition. The liability is unsecured and requires a quarterly payment of principal and interest of $16,250. At December 31, 2003 and 2002, the outstanding balance on the above indebtedness was $389,814 and $422,000, respectively. Interest expense incurred with respect to the above indebtedness amounted to $32,167 and $17,033, respectively, for the years ended December 31, 2003 and 2002.


NOTE 10 - DEPOSITS

     The following details deposit accounts at December 31, 2003 and 2002:

                                                   December 31,
                                            -------------------------
                                                2003          2002
                                                ----          ----
     Non-interest bearing deposits         $ 21,993,126  $ 22,324,716
     Interest bearing deposits:
        NOW accounts                         36,814,651    33,048,097
        Money market accounts                50,790,393    43,412,803
        Savings                               5,476,837     4,647,792
        Time, less than $100,000             31,699,597    28,790,291
        Time, $100,000 and over              18,725,155    21,696,689
                                           ------------  ------------
         Total deposits                    $165,499,759  $153,920,388
                                           ============  ============

     At December 31, 2003, the scheduled maturities of all certificates of deposit were as follows:

                     Year Ended
                     December 31,           Amount
                     ------------        ------------
                        2004             $ 40,331,496
                        2005                5,211,360
                        2006                2,076,316
                        2007                1,465,411
                        2008                1,340,169
                                         ------------
                        Total            $ 50,424,752
                                         ============


NOTE 11 - INTEREST ON DEPOSITS AND BORROWINGS

     A summary of interest expense for the years ended December 31, 2003, 2002 and 2001 follows:

                                                       December 31,
                                          -------------------------------------
                                              2003         2002         2001
                                              ----         ----         ----
      Interest on NOW accounts            $   265,528  $   408,881  $   702,317
      Interest on money market accounts       914,406      959,642    1,274,185
      Interest on savings accounts             52,648       65,720       93,218
      Interest on CDs under $100,000          985,405    1,154,776    1,452,917
      Interest on CDs $100,000 and over       658,647    1,134,607    1,547,119
      Interest, other borrowings              697,068      522,053      138,262
                                          -----------  -----------  -----------
        Total interest on
        deposits and borrowings           $ 3,573,702  $ 4,245,679  $ 5,208,018
                                          ===========  ===========  ===========


NOTE 12 - OTHER OPERATING EXPENSES

     A summary of other operating expenses for the years ended December 31, 2003, 2002 and 2001 follows:

                                                       December 31,
                                          -------------------------------------
                                              2003         2002         2001
                                              ----         ----         ----
      Postage and delivery                $    96,084  $    81,301  $    69,103
      Supplies and printing                   134,997      127,806       77,665
      Regulatory assessments                   87,851       81,317       70,681
      Taxes & insurance                       152,579      121,551      108,882
      Utilities & telephone                   121,595       91,222       81,675
      Repairs & maintenance                   125,771      138,181       86,521
      Service contracts                       134,482      128,471       83,992
      Directors' fees                         105,550       88,204       88,847
      Other expenses                          348,327      218,636       86,086
                                          -----------  -----------  -----------
        Total other operating expenses    $ 1,307,236  $ 1,076,689  $   753,452
                                          ===========  ===========  ===========


NOTE 13 - INCOME TAXES

     As of December 31, 2003, 2002 and 2001, the Company's provision for income taxes consisted of the following:

                                                       December 31,
                                          -------------------------------------
                                              2003         2002         2001
                                              ----         ----         ----
      Current                             $   988,141  $   790,155  $   805,778
      Deferred                                 81,167       53,492       44,642
                                          -----------  -----------  -----------
      Income tax expense                  $ 1,069,308  $   843,647  $   850,420
                                          ===========  ===========  ===========

     The provisions for income taxes applicable to income before taxes for the years ended December 31, 2003, 2002, and 2001 differ from amounts computed by applying the statutory federal income tax rates to income before taxes. The effective tax rate and the statutory federal income tax rate are reconciled as follows:

                                                       December 31,
                                          -------------------------------------
                                              2003         2002         2001
                                              ----         ----         ----
      Federal statutory income tax rate       34.0%        34.0%        34.0%
      State income tax,
        net of Federal benefit                 4.5%         4.0%         4.0%
      Tax-exempt interest, net                (2.5%)       (3.1%)       (3.8%)
      Change in valuation allowance             --          1.7%         2.0%
      Low-income tax credit                   (3.5%)       (4.4%)       (1.6%)
      Other                                    2.8%         0.2%        (1.0%)
                                              -----        -----        -----
         Effective tax rate                   35.3%        32.4%        33.6%
                                              =====        =====        =====

     The tax effects of the temporary differences that comprise the net deferred tax assets at December 31, 2003, 2002 and 2001 are presented below:

                                                       December 31,
                                          -------------------------------------
                                              2003         2002         2001
                                              ----         ----         ----
    Deferred tax assets:
      Allowance for loan losses           $   666,680  $   585,513  $   532,021
      Unrealized (loss), securities             3,624      (26,472)     (14,473)
      Valuation reserve                      (539,119)    (539,119)    (485,627)
                                          -----------  -----------  -----------
        Net deferred tax asset            $   131,185  $    19,922  $    31,921
                                          ===========  ===========  ===========

     There was a net change in the valuation allowance during calendar years 2002 and 2001. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projection for future taxable income over the periods which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of those deductible differences, net of the existing valuation allowance at December 31, 2003.


NOTE 14 - RELATED PARTY TRANSACTIONS

     STOCK OPTIONS. During the calendar years 2003, 2002 and 2001, the Company granted 5,000, 0, and 3,400 stock options, respectively, to its employees. Upon surrender with a cash consideration ranging from $15.00 to $20.00, each option will convert into one share of the Company's common stock. These options are vested equally over three years and have an expiration date of ten years from the date of grant. As of December 31, 2003, 2002 and 2001, there were 9,600, 24,600 and 54,600 stock options outstanding, respectively. Pertinent information concerning the options follows:

                                                        December 31,
                                           ------------------------------------
                                               2003         2002         2001
                                               ----         ----         ----
  Options granted                               5,000       -  -          6,200
  Options forfeited                            -  -         -  -         -  -
  Options exercised                           (20,000)     (30,000)      -  -
  Options, beginning of year                   24,600       54,600       48,400
                                              -------      -------      -------
  Options, end of year                          9,600       24,600       54,600
                                              =======      =======      =======

  Range of exercise price of options granted  $18.00          N/A     $15 to $20
  Average exercise price of options granted   $18.00          N/A        $17.26
  Average exercise price
   of options outstanding                     $16.46         $9.47        $7.01

     BENEFIT PLANS. The Company has a profit sharing plan as well as a savings plan administered under the provisions of the Internal Revenue Code Section 401(K). During the calendar years 2003, 2002 and 2001, the Company contributed $226,506, $161,468 and $122,246, respectively, to the above plans.

     COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS. In March 1996, the Board of Directors of the Company approved a deferred compensation plan (the "Plan") for the Company's and Bank's directors which grants to each member restricted shares of the Company's common stock as follows: (a) ten shares for each Bank or Company committee meeting attended (later increased to 20 shares), and (b) twenty shares for each Bank or Company Board of Directors meeting attended (later increased to 30 shares). Shares of restricted stock granted pursuant to the Plan shall not vest until the earlier to occur of: (a) the retirement of a director from the Company's Board of Directors; or (b) a change in control of the Company. Since year-end 1998, the Board of Directors has granted restricted shares to the Company's executive officers on an annual basis. These shares vest only upon the officers' retirement or upon a change in control. Respectively, as of December 31, 2003 and 2002, there were 35,152 and 28,222 shares of restricted stock outstanding for the benefit of directors and executive officers. The income statements contain charges of $103,950, $88,204 and $88,847 reflecting the restricted stock grants for calendar years 2003, 2002, and 2001.

     BORROWINGS AND DEPOSITS BY DIRECTORS AND EXECUTIVE OFFICERS. Certain directors, principal officers and companies with which they are affiliated are customers of and have banking transactions with the Bank in the ordinary course of business. As of December 31, 2003 and 2002, loans outstanding to directors, their related interests and executive officers aggregated $11,595,556 and $10,272,046, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties. In the opinion of management, loans to related parties did not involve more than normal credit risk or present other unfavorable features.

     A summary of the related party loan transactions during the calendar years 2003 and 2002 follows:

                                           Insider Loan Transactions
                                           -------------------------
                                              2003           2002
                                              ----           ----
       Balance, beginning of year         $10,272,046    $10,155,584
       New loans                            4,374,505      2,132,235
       Less:  Principal reductions         (3,050,995)    (2,015,773)
                                           ----------     ----------
       Balance, end of year               $11,595,556    $10,272,046
                                           ==========     ==========

     Deposits by directors and their related interests, as of December 31, 2003 and 2002 approximated $8,020,981 and $8,061,558, respectively.


NOTE 15 - CONCENTRATIONS OF CREDIT

     The Company originates primarily commercial, residential, and consumer loans to customers in Thomas County, Georgia, and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on economic conditions prevailing at the time in Thomas County and the surrounding counties.

     Approximately seventy percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth under Note 5.

     The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Bank's statutory capital, or approximately $2,690,000.


NOTE 16 - REGULATORY MATTERS

     The Company is governed by various regulatory agencies. Bank holding companies and their nonbanking subsidiaries are regulated by the FRB. National banks are primarily regulated by the OCC. All federally-insured banks are also regulated by the FDIC. The Company's banking subsidiary includes a national bank, which is insured by the FDIC.

     Various requirements and restrictions under federal and state laws regulate the operations of the Company. These laws, among other things, require the maintenance of reserves against deposits, impose certain restrictions on the nature and terms of the loans, restrict investments and other activities, and regulate mergers and the establishment of branches and related operations. The ability of the parent company to pay cash dividends to its shareholders and service debt may be dependent upon cash dividends from its subsidiary bank. The subsidiary bank is subject to limitations under federal law in the amount of dividends it may declare. At December 31, 2003, approximately $830,000 of the Bank's retained earnings was available for dividend declaration without prior regulatory approval.

     The banking industry is also affected by the monetary and fiscal policies of regulatory authorities, including the FRB. Through open market securities transactions, variations in the discount rate, the establishment of reserve requirements and the regulation of certain interest rates payable by member banks, the FRB exerts considerable influence over the cost and availability of funds obtained for lending and investing. Changes in interest rates, deposit levels and loan demand are influenced by the changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities. Pursuant to the FRB's reserve requirements, the Bank was required to maintain certain cash reserve balances with the Federal Reserve System of approximately $1.0 million and $2.1 million at December 31, 2003 and 2002, respectively.

     The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

     Qualitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that the Company and the Bank, as of December 31, 2003, meet all capital adequacy requirements to which they are subject.

     As of December 31, 2003, the Bank was considered to be Well Capitalized. There are no conditions or events since December 31, 2003 that management believes have changed the Bank's Well Capitalized category. To be categorized as Adequately Capitalized or Well Capitalized, the Bank must maintain the following capital ratios:

                                              Adequately        Well
                                              Capitalized   Capitalized
                                              -----------   -----------
	Total risk-based capital ratio             8.0%           10.0%
	Tier 1 risk-based capital ratio            4.0%            6.0%
	Tier 1 leverage ratio                      4.0%            5.0%

     The Company's and the Bank's actual capital amounts and ratios are presented in the following table:

                                              Minimum Regulatory Capital
                                                 Guidelines for Banks
                                             ----------------------------
                                              Adequately        Well
(Dollars in thousands)            Actual      Capitalized    Capitalized
                              -------------  -------------  -------------
                              Amount  Ratio  Amount  Ratio  Amount  Ratio
                              ------  -----  ------  -----  ------  -----
AS OF DECEMBER 31, 2003:

Total capital-risk-based
(to risk-weighted assets):
   Bank                      $17,962  11.2% $12,853 >= 8%  $16,066 >= 10%
   Consolidated               19,268  11.7%  13,165 >= 8%     N/A  >= N/A

Tier 1 capital-risk-based
(to risk-weighted assets):
   Bank                      $16,002   9.9%  $6,426 >= 4%  $ 9,640 >= 6%
   Consolidated               17,338  10.5%   6,583 >= 4%     N/A  >= N/A

Tier 1 capital-leverage
(to average assets):
   Bank                      $16,002   8.1%  $7,926 >= 4%  $ 9,907 >= 5%
   Consolidated               17,338   8.6%   8,050 >= 4%     N/A  >= N/A

AS OF DECEMBER 31, 2002:

Total capital-risk-based
(to risk-weighted assets):
   Bank                      $15,990  11.2% $11,358 >= 8%  $14,198 >= 10%
   Consolidated               17,379  11.9%  11,691 >= 8%     N/A  >= N/A

Tier 1 capital-risk-based
(to risk-weighted assets):
   Bank                      $14,268  10.0%  $5,679 >= 4%  $ 8,519 >= 6%
   Consolidated               15,657  10.7%   5,845 >= 4%     N/A  >= N/A

Tier 1 capital-leverage
(to average assets):
   Bank                      $14,268   8.0%  $7,147 >= 4%  $ 8,934 >= 5%
   Consolidated               15,657   8.6%   7,314 >= 4%     N/A  >= N/A


NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.
SFAS No. 107, "Disclosure about Fair Values of Financial Instruments", excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

     The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

     CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD. The carrying amounts of cash and due from banks and federal funds sold approximate their fair value.

     AVAILABLE-FOR-SALE SECURITIES. Fair values for securities are based on quoted market prices. Fair value for FRB stock and FHLB stock approximate their carrying values based on their redemption provisions.

     LOANS. The fair values of the Company's loans and lease financing have been estimated using two methods: (1) the carrying amounts of short-term and variable rate loans approximate fair values excluding certain credit card loans which are tied to an index floor; and (2) for all other loans, the discounting of projected future cash flows. When using the discounting method, loans are pooled in homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers at year end. In addition, when computing the estimated fair values for all loans, the allowance for loan losses is subtracted from the calculated fair values for consideration of credit issues.

     ACCRUED INTEREST RECEIVABLE. The carrying amount of accrued interest receivable approximates the fair value.

     DEPOSITS. The carrying amounts of demand deposits and savings deposits approximate their fair values. The methodologies used to estimate the fair values of all other deposits are similar to the two methods used to estimate the fair values of loans. Deposits are pooled in homogeneous groups and the future cash flows of these groups are discounted using current market rates offered for similar products at year end.

     BORROWINGS. The fair value of borrowings are estimated by discounting future cash flows using current market rates for similar types of borrowing arrangements.

     ACCRUED INTEREST PAYABLE. The carrying amount of accrued interest payable approximates the fair value.

     OFF-BALANCE SHEET INSTRUMENTS. Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

     The following table presents the carrying amounts and fair values of the specified assets and liabilities held by the Company at December 31, 2003 and 2002. The information presented is based on pertinent information available to management as of December 31, 2003 and 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued since that time, and the current estimated fair value of these financial instruments may have changed since that point in time.

                                December 31,2003         December 31, 2002
                             -----------------------  -----------------------
                               Carrying   Estimated     Carrying    Estimated
                                Amount    Fair Value     Amount     Fair Value
                               --------   ----------    --------    ----------
Financial assets:
 Cash and due from banks   $  6,142,076 $  6,142,076  $ 11,827,153 $ 11,827,153
 Federal funds sold             389,703      389,703     1,714,481    1,714,153
 Securities
   available-for-sale         9,410,892    9,410,892     7,658,460    7,658,460
 Loans, net                 179,749,910  180,630,064   154,899,944  155,779,122
 Accrued interest
   receivable                 1,148,417    1,148,417       952,329      952,329

Financial liabilities:
 Deposits                  $165,499,759 $166,213,912  $153,920,388 $154,718,961
 FHLB borrowings             19,513,686   19,563,099    15,150,845   15,218,813
 Accrued interest payable       253,191      253,191       306,937      306,937


NOTE 18 - SEGMENT REPORTING

     Since the acquisition of JPC on July 1, 2002, the Company has operated in two distinct lines of banking and financial services; (i) banking, including enhanced product lines such as financial planning, investments, trusts, and (ii) money management services. At December 31, 2003, the banking segment is the principal operating segment of the Company. The money management operating subsidiary, while a distinct segment, it does not meet segment reporting criteria. Accordingly, separate reporting of financial segment information is not considered necessary. However, segment data for calendar year 2003 has been reflected below based on the current structure of the Company.

     The Company's reportable segments are strategic units that offer different services to different clients. They are managed separately because each segment appeals to different markets and, accordingly, requires different strategies.

     The Company's primary source of revenue is from net interest income. Therefore, the segments below are reported using net interest income. The Company also evaluates performance based on non-interest income and non-interest expense, which are also presented as measures of segment profit and loss. Note that "All Other" column below includes JPC and the Parent Company.

                                         Year Ended December 31, 2003
                                 ------------------------------------------
                                      Bank        All Other        Total
                                      ----        ---------        -----
   Net interest income
    after loan provisions        $  6,570,110   $   (119,307)  $  6,450,803
   Non-interest income              1,156,537        918,069      2,074,606
   Non-interest expense (1)         4,644,081        855,315      5,499,396
                                  -----------    -----------    -----------
      Income/(loss) before tax   $  3,082,566   $    (56,553)  $  3,026,013
   Income tax                       1,000,000         69,308      1,069,308
                                  -----------    -----------    -----------
      Net income/(loss)          $  2,082,566   $   (125,861)  $  1,956,705
                                  ===========    ===========    ===========

   Total Assets (2)              $201,356,868   $  4,133,304   $205,490,172
                                  ===========    ===========    ===========

--------------------------------
1 Depreciation expense included in non-interest expense is $388,350 for Bank and $42,111 for All Other. There is no amortization expense.
2 Total assets presented in All Other column includes goodwill in the amount of $3,417,259; there is no goodwill in the Bank's column.


NOTE 19 - DIVIDENDS

     The primary source of funds available to the Company to pay shareholder dividends and other expenses is from the Bank. Bank regulatory authorities impose restrictions on the amounts of dividends that may be declared by the Bank. Further restrictions could result from a review by regulatory authorities of the Bank's capital adequacy. During calendar years 2003, 2002 and 2001, dividends paid to shareholders amounted to $649,601, $570,000 and $488,250, respectively.


NOTE 20 - PARENT COMPANY FINANCIAL INFORMATION

     This information should be read in conjunction with the other notes to the consolidated financial statements.

                        Parent Company Balance Sheets
                        -----------------------------

                                                          December 31,
                                                ---------------------------
Assets:                                              2003           2002
------                                               ----           ----
Cash                                            $    171,736   $    298,575
Investment in Bank                                15,995,427     14,370,881
Investment in JPC                                    221,521        115,632
Goodwill, JPC                                      3,417,259      3,417 259
Other investments                                    240,000        240,000
Other assets                                         128,933        210,936
                                                ------------   ------------
   Total Assets                                 $ 20,174,876   $ 18,653,283
                                                ============   ============

Liabilities and Shareholders' Equity:
------------------------------------

Accounts payable                                $    144,530   $    215,703
Note payable                                       2,728,840      2,728,840
                                                ------------   ------------
   Total Liabilities                            $  2,873,370   $  2,944,543
                                                ------------   ------------

Common stock                                    $  1,467,038   $  1,443,558
Paid-in-capital                                    9,082,318      8,761,714
Retained earnings                                  6,759,183      5,452,079
Accumulated other comprehensive income                (7,033)        51,389
                                                ------------   ------------
   Total Shareholders' equity                   $ 17,301,506   $ 15,708,740
                                                ------------   ------------
   Total Liabilities and Shareholders' equity   $ 20,174,876   $ 18,653,283
                                                ============   ============


                    Parent Company Statements of Income
                    -----------------------------------

                                          For the Years Ended December 31,
                                      ----------------------------------------
Revenues:                                 2003          2002           2001
--------                                  ----          ----           ----
Interest income                       $     4,824   $    14,541   $    21,537
Dividend income                           652,001       570,000       488,250
                                      -----------   -----------   -----------
   Total revenues                     $   656,825   $   584,541   $   509,787
                                      -----------   -----------   -----------

Expenses:
--------
Interest                              $    89,540   $    41,102   $    -  -
Operating expenses                        149,434       135,618        71,193
                                      -----------   -----------   -----------
   Total expenses                     $   238,974   $   176,720   $    71,193
                                      -----------   -----------   -----------

Income before equity in undistributed
  earnings of Bank and JPC            $   417,851   $   407,821   $   438,594
Income tax benefit                         -  -          -  -          12,580
Equity in undistributed earnings
  of Bank and JPC                       1,538,854     1,349,147     1,230,853
                                      -----------    ----------   -----------

Net income                            $ 1,956,705   $ 1,756,968   $ 1,682,027
                                      ===========   ===========   ===========


                  Parent Company Statements of Cash Flows
                  ---------------------------------------

                                          For the Years Ended December 31,
                                      ----------------------------------------
Cash flows from operating activities:      2003          2002        2001
------------------------------------       ----          ----         ----
Net income                            $  1,956,705  $  1,756,968  $  1,682,027
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
   Equity in undistributed
   (earnings) of subsidiaries           (1,538,854)   (1,349,147)   (1,230,853)
  Deferred asset                           103,950        88,204        88,847
  Decrease in other asset                   82,000        42,758       (50,896)
  (Decrease) in payables                   (71,173)       72,504         6,349
                                      ------------  ------------  ------------
Net cash provided
 by operating activities              $    532,628  $    611,287  $    495,474
                                      ------------  ------------  ------------

Cash flows from investing activities:
------------------------------------
 Purchase of subsidiary, goodwill     $     -  -    $ (3,417,259) $     -  -
 Investment in Bank                       (250,000)       -  -          -  -
 Purchase of equity, JPC                    -  -         (79,066)       -  -
                                      ------------  ------------  ------------
Net cash used by financing activities $   (250,000) $ (3,496,325) $     -  -
                                      ------------  ------------  ------------

Cash flows from financing activities:
------------------------------------
 Issuance of stock                    $     75,134  $    371,160  $     -  -
 Increase in borrowings                     -  -       2,728,840        -  -
 Exercise of options                       165,000       150,000        -  -
 Cash dividends paid                      (649,601)     (570,000)     (488,250)
                                      ------------  ------------  ------------
Net cash used
 by financing activities              $   (409,467) $  2,680,000  $   (488,250)
                                      ------------  ------------  ------------

Net decrease in cash
 and cash equivalents                 $   (126,839) $   (205,038) $      7,224
Cash and cash equivalents,
 beginning of the year                     298,575       503,613       496,389
                                      ------------  ------------  ------------
Cash and cash equivalents,
 end of year                          $    171,736  $    298,575  $    503,613
                                      ============  ============  ============